EXHIBIT NO. 99.06

                                                 COMPANY'S FORM 10-K
                                                 December 31, 1989

                                                 Page 31

   Item 3.  LEGAL PROCEEDINGS

   Other Litigation

        On or about January 9, 1989, Primerica Holdings, Inc., as successor in interest to old Primerica, notified the salaried retirees of old Primerica of certain changes in their retirement benefits. On December 19, 1989, a purported class action was filed by two salaried retirees in United States District Court, District of New Jersey, under the caption Alexander, et al, v. Primerica Holdings, Inc., et al.
   --------------------------------------------------------------
   Plaintiffs allege that their retirement benefits are not subject to material alteration, and that the 1989 revisions are improper. The complaint alleges causes of action against Primerica Holdings and its directors on various theories including promissory estoppel, breach of contract, breach of
   fiduciary  duties,  fraud,   and  federal  ERISA   violations.
   Plaintiffs seek permanent injunctive relief prohibiting changes in their benefits, as well as compensatory and punitive damages.















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                                                 COMPANY'S FORM 10-K
                                                 December 31, 1991

                                                 Page 26

   Item 3.  LEGAL PROCEEDINGS

   Other Litigation and Legal Proceedings

        For information concerning a purported class action against Primerica Holdings and others in connection with certain changes in the retirement benefits of old Primerica retirees, see the description that appears in the fourth paragraph of page 31 of the Company's filing on Form 10-K for the year ended December 31, 1989, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-K. The class was certified in May 1991, and on June 25, 1991, the United States District Court for the District of New Jersey granted summary judgment in favor of Primerica
   Holdings and the other defendants in the class action. Plaintiffs have appealed the decision.